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                                   EXHIBIT 3

                             AFFILIATE'S AGREEMENT


     This AGREEMENT (this "Agreement") is made as of ____ __, 1998, by and among LERNOUT & HAUSPIE SPEECH PRODUCTS N.V., a Belgian corporation ("L&H"), and the undersigned officer and/or director (the "Undersigned") of GLOBALINK, , INC., a Delaware corporation (the "Company"). Reference is made to that certain Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), by and among L&H, Beach Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of L&H ("Beach Acquisition"), and the Company.

     WHEREAS, L&H, Beach Acquisition and the Company are contemplating a merger of Beach Acquisition with and into the Company (the "Merger") pursuant to which the Company will become a wholly owned subsidiary of L&H.

     WHEREAS, the Merger is contingent upon the approval of the Merger and the Merger Agreement by the Company's stockholders, and the Undersigned desires to facilitate the Merger by agreeing to vote the Undersigned's shares of the Common Stock of the Company, par value $.01 per share ("Company Common Stock"), and any Company Common Stock over which the Undersigned has voting control in favor of the Merger and the Merger Agreement.

     WHEREAS, the Undersigned desires to irrevocably appoint L&H or any designee of L&H as the Undersigned's lawful agent, attorney and proxy to vote in favor of the Merger and the Merger Agreement.

     WHEREAS, in accordance with the Merger Agreement, shares of Company Common Stock owned by the undersigned at the Effective Time (as defined in the Merger Agreement) shall be converted into shares of common stock of the Parent (the "Parent Common Stock"), as described in the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants set forth in the Merger Agreement and hereinafter in this Agreement, the undersigned represents and agrees as follows:

     I.   Transfer Restriction.  The Undersigned will not sell, transfer or
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otherwise dispose of, or reduce his interest in any shares of Company Common
Stock currently owned or hereafter acquired by him prior to the termination of the Merger Agreement.

     II.  Voting Agreement.  At a special meeting of the stockholders of the
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Company called for the purpose of considering the approval of the Merger and the
Merger Agreement, the Undersigned agrees to vote all of the Company Common Stock held by the Undersigned and any of the Company Common Stock over which the Undersigned has voting control (collectively, the "Controlled Shares"), in favor of the Merger and the Merger Agreement.

     III. Irrevocable Proxy.  The Undersigned hereby irrevocably appoints L&H
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or any designee of L&H as the Undersigned's lawful agent, attorney and proxy, for a term set forth in Paragraph 7(d), to vote or give consents with respect to the Controlled Shares, in favor of the approval of the Merger and the Merger Agreement. The Undersigned intends this proxy to be irrevocable and coupled with an interest. L&H agrees that it or its designee shall vote the Controlled Shares, in favor of the approval of the Merger and the Merger Agreement.

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     IV.  No Shopping.  The Undersigned agrees to be bound by the terms of
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Section 4.8(a) of the Merger Agreement.

     V.   Rule 145.  The undersigned understands that the undersigned's resale
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of Parent Common Stock issued to the undersigned in the Merger will be subject to certain restrictions on transfer in accordance with Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), and in connection therewith agrees not to offer, sell, pledge, transfer or otherwise dispose of any of such shares of Parent Common Stock unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act, (ii) the undersigned shall have furnished to the Parent an opinion of counsel, satisfactory to the Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

     VI.  Legend.  The undersigned understands that all certificates
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representing the Parent Common Stock deliverable to the undersigned pursuant to the Merger shall, until the occurrence of one of the events referred to in
Section 5 above, bear a legend substantially as follows:

          "The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the requirements of Rule 145 of the Securities Act of 1933, as amended."

          The Parent, in its discretion and in a manner consistent with the legend set forth above, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock which are required to bear the foregoing legend.

     VII. Miscellaneous.
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          A.  The Undersigned represents and warrants that the Undersigned has all necessary power and authority to execute this Agreement and to cause the Controlled Shares to be voted as provided herein, and the Undersigned has duly authorized, executed and delivered this Agreement.

          B. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

          C. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any and all of the parties hereto may execute this Agreement by signing any such counterpart.

          D. This Agreement and the appointment pursuant to Section 3 hereof shall terminate upon the earlier to occur of (i) the Effective Date or (ii) termination of the Merger Agreement in accordance with the terms thereof; provided, however, that Section 5 shall survive the termination of this
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Agreement.

          E. This agreement shall be binding on the Undersigned's successors and assigns, including his heirs, executors and administrators.

          F. The Undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with its counsel or counsel for the Company or L&H.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                            LERNOUT & HAUSPIE SPEECH PRODUCTS N.V.


                            By:____________________________
                                Name:
                                Title:

                            OFFICER AND/OR DIRECTOR

                            _________________________________
                             Name:

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